EXHIBIT 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q4-09 AND 2009 ANNUAL RESULTS CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s fourth quarter 2009 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and will be available for approximately 30 days following this conference call, along with our earnings release for the fourth quarter of 2009. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter, we will present at the Deutsche Bank Small & Mid Cap Conference on February 9th, the Morgan Stanley Technology, Media and Telecom Conference on March 3rd and will be hosting our Analyst Day in Scottsdale, Arizona on February 26th.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

Now, let’s hear from Donald Colvin, who will provide an overview of the fourth quarter and 2009 annual results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thanks to everyone who is joining us today. ON Semiconductor Corporation today announced that total revenues in the fourth quarter of 2009 were $497.1 million, an increase of approximately 5 percent from the third quarter of 2009. During the fourth quarter of 2009, the company reported GAAP net income of $68.0 million or $0.15 per fully diluted share. The fourth quarter 2009 GAAP net income included net charges of $16.9 million, or $0.04 per fully diluted share, from special items, which are detailed in schedules to our earnings release.

Fourth quarter 2009 non-GAAP net income was $84.9 million or $0.19 per share on a fully diluted basis and includes stock based compensation expense. Stock-based compensation expense was previously excluded in our non-GAAP net income and fourth quarter 2009 outlook. We intend to include stock-based compensation expense on a go forward basis in our non-GAAP outlook based upon practices of our industry peers and feedback from the analyst community. Net income during the fourth quarter of 2009 benefited from an actuarial gain on our overseas pension plans and the receipt of research and development grants during the quarter resulting in a net benefit to net income per fully diluted share of approximately $0.03 during the fourth quarter. We do not expect to see a similar benefit in the first quarter of 2010 and therefore our operating expense guidance reflects an increase over fourth quarter 2009 levels.

We exited the fourth quarter of 2009 with cash, cash equivalents and short-term investments of approximately $571.2 million, a record high in the company’s history. In addition, we exited the fourth quarter with the lowest net debt position of our history as a publicly-traded company, with approximately $362 million in net debt or less than one time our last twelve months adjusted EBITDA. At the end of the fourth quarter, total days sales outstanding decreased from the third quarter by approximately 3 days to approximately 48 days. ON Semiconductor’s total internal inventory was flat with third quarter levels on a days basis at approximately 81 days. Included in our total internal inventory is approximately $2 million of inventory written-up to fair value related to our acquisitions and approximately $27 million of bridge inventory built related to our announced closures of front-end manufacturing lines. Net of the bridge inventory and inventory written-up to fair value, our inventory days would have been approximately 73 days in the fourth quarter.

Wednesday, February 3, 2010

Distribution inventories were at the lowest level in the company’s history exiting the fourth quarter on a weeks basis at approximately 8 weeks.

Cash capital expenditures during the fourth quarter of 2009 were approximately $9 million, which was approximately $15 million below our initial expectations for the quarter. As a result, the $15 million delta will roll into our 2010 capital expenditures plans. For 2010, we anticipate approximately $135 million in cash capital expenditures.

Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets.

END MARKETS

During the fourth quarter of 2009, our end market splits were as follows: The Computing end-market represented approximately 26 percent of fourth quarter 2009 sales. The Automotive end-market represented approximately 19 percent of fourth quarter sales. The Consumer Electronics end-market represented approximately 18 percent of sales. The Industrial, Military and Aerospace end-market represented approximately 18 percent of sales. The Communications end-market, which includes wireless and networking, represented approximately 15 percent of sales and Medical represented approximately 4 percent of sales.

TOP OEM CUSTOMERS

During the fourth quarter on a direct billings basis, no ON Semiconductor product OEM customer represented more than 6 percent of sales. Our top 5 product OEM customers were: Continental Automotive Systems, Delta, Hella, Motorola and Samsung.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, represented approximately 63 percent of revenue. Our sales in the Americas represented approximately 21 percent of revenue and Europe represented approximately 16 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 43 percent of fourth quarter 2009 revenue. Sales through the distribution channel were approximately 46 percent of fourth quarter revenue and the EMS channel represented approximately 11 percent of revenue.

REVENUE BREAK-OUT

During the fourth quarter, ON Semiconductor revenues broken out by our segments were as follows. The Standard Products Group represented approximately 33 percent of sales. The Computing and Consumer Group represented approximately 23 percent of fourth quarter sales. The Automotive and Power Group represented approximately 23 percent of sales, and the Digital & Mixed-signal Product Group represented approximately 21 percent of sales. We will publish the quarterly and yearly revenue, gross margin and operating margin break-out of these segments in our Form 10-K filing for the year ended December 31, 2009.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we have made.

Following the end of the fourth quarter of 2009, we closed the acquisition of California Micro Devices. With the combination of ON Semiconductor’s global footprint, effective channels of distribution, and world-class manufacturing, we expect to be able to support a broader and deeper penetration of CMD’s overall product portfolio. The acquisition of CMD is another step forward in enabling ON Semiconductor to continue delivering increased value to our customers, shareholders and employees. Given the timing of the close of the CMD acquisition and the acquisition related accounting of inventory at CMD’s distribution partners, we expect that CMD will have minimal revenue and earnings impact to first quarter 2010 results on a non-GAAP basis.

Wednesday, February 3, 2010

In the computing end market, we continue to see strong demand from key customers in both desktops and notebooks for our energy efficient power management solutions, audio amplifiers, protection devices, thermal management and standard products. Since the first quarter of 2009, our computing end-market revenues have grown by approximately 44 percent. We also believe we enter 2010 as a leader in core power management for next generation desktops. In the notebook market, we believe we have exceeded our earlier expectations in core power management and based on design wins, we believe we enter 2010 with more than 30 percent market share in next generation notebook platforms.

We continue to expand our product portfolio and designs for this end-market. Our energy efficient 80Plus® compliant GreenPoint™ reference design is ramping at leading computing customers. In addition, we are adding new products that enable efficient thermal, LCD panel and battery level management. We are also continuing to see the benefits from our prior acquisitions and have recently won a custom IC design focused on LED backlighting and bus control for a leader in multi-media computing.

The automotive end-market experienced the largest sequential growth of all our end-markets, growing by approximately 14 percent versus the third quarter of 2009. This market grew approximately 48 percent since the first quarter of 2009. We believe the automotive market and automotive component inventories experienced dramatic reductions in 2009. During 2010, we anticipate automotive production unit growth as vehicle production rates normalize and growth continues from developing economies such as China. We also expect ON Semiconductor to see the benefits of recent design wins in infotainment, fuel efficiency and pollution reduction sensor applications.

The consumer end-market experienced sequential growth of approximately 9 percent when compared to the third quarter of 2009. During the fourth quarter, growth from LCD TVs, set-top boxes and MP3 players more than offset the seasonal decline in game console builds. From a product standpoint, we saw growth in this end-market from the adoption of our portfolio of efficient power management, video amplification and ESD protection solutions.

In the fourth quarter, we continued to win awards from our customers and the media. Electronic Design News named ON Semiconductor’s new 180 nanometer mixed-signal process among their “Hot 100 of 2009.” Three ON Semiconductor devices won Leading Product Awards at the 2009 EDN China Innovation Awards. These included one of our PWM controllers for V-core power supplies, a MOSFET driver for flat panel display power conversion and high power AC/DC adapters, and a PureEdge™ high-speed networking clock solution.

Huawei Technologies presented ON Semiconductor with a “2009 Core Partner” award recognizing our commitment to and achievement of technology, product quality, delivery, service and cost. Additionally, ON Semiconductor was named as one of three leading suppliers in China in the discrete semiconductor category at the 2009 China Market Electronics Component Manufacturer Awards.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

FIRST QUARTER 2010 OUTLOOK

Based upon current product booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be approximately $515 to $525 million in the first quarter of 2010. Backlog levels at the beginning of the first quarter of 2010 were up from backlog levels at the beginning of the fourth quarter of 2009 and represent over 90 percent of our anticipated first quarter 2010 revenues. We expect that average selling prices for the first quarter of 2010 will be down approximately one to two percent, sequentially, from the fourth quarter of 2009.

We expect cash capital expenditures of approximately $30 to $40 million in the first quarter of 2010.

Wednesday, February 3, 2010

For the first quarter, we expect GAAP gross margin of approximately 40.0 to 41.0 percent. Our GAAP gross margin in the first quarter will be negatively impacted from, among others, expensing of appraised inventory fair market value step up associated with our acquisitions of approximately $3 million. We expect non-GAAP gross margin of approximately 40.5 to 41.5 percent. For the first quarter of 2010, we also expect total GAAP operating expenses of approximately $132 million to $136 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which total approximately $10 million. We also expect total non-GAAP operating expenses of approximately $122 to $126 million. As discussed previously on our last conference call, this is also up slightly from fourth quarter 2009 levels, due to the reinstatement to full salary levels and bonus accruals. We anticipate GAAP net interest expense and other expenses will be approximately $19 to $20 million for the first quarter of 2010 which includes non-cash interest expense of approximately $9 million from the adoption of FASB Staff Position No. APB 14-1 relating to our convertible senior subordinated notes. We anticipate our non-GAAP net interest expense and other expenses will be approximately $10 to $11 million. GAAP taxes and cash taxes are expected to be approximately $4 million. We also expect stock based compensation expense of approximately $13 to $14 million in the first quarter of 2010 of which approximately $4 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

Our current fully diluted share count is approximately 445 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “            ” please open up the line for questions.

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